Exhibit 99.1

FOR IMMEDIATE RELEASE

Rentech Nitrogen Expects Recent Financing to Enable Increase in Cash Distributions Beginning in 2014; Proceeds Will Be Used to Fund All Announced Projects

LOS ANGELES, CA (April 18, 2013) – Rentech Nitrogen Partners, L.P. (NYSE: RNF), which manufactures and sells nitrogen fertilizer products including ammonia, urea ammonium nitrate solution (UAN) and ammonium sulfate, today announced that the recently completed offering of $320 million principal amount of 6.5% second lien senior secured notes due 2021, fully finances the estimated costs of its announced expansion and major maintenance projects, and is expected to increase cash available for distribution to unit holders beginning in 2014.

A portion of the proceeds from the offering were used to repay all of the principal outstanding on the Partnership’s 2012 credit facilities and related interest rate swaps, or approximately $206.2 million in the aggregate. The retired credit facilities required significant principal amortization payments beginning this year, whereas the newly issued notes require no amortization payments until the full principal amount is due in 2021. Rentech Nitrogen expects no net impact on its previously provided guidance for cash distributions of $2.60 per unit in 2013, but expects that the lower debt service required by the notes would increase cash available for distribution by approximately $1.75 per unit cumulatively in the period 2014 through 2017, not including the payment at final maturity on the retired credit facilities. A comparison of debt service for the notes to that required by the previous credit facilities is provided below:

($ in millions, except per unit amounts)	2014	2015	2016	2017
Senior Secured Notes Due 2021
Principal Amortization Payments	$—	$—	$—	$—
Interest Expense	20.8	20.8	20.8	20.8

Total Debt Service	$20.8	$20.8	$20.8	$20.8
Debt Service per Unit Outstanding[1]	$0.54	$0.54	$0.54	$0.54
2012 Credit Facility (Retired)
Principal Amortization Payments[2]	$16.0	$20.3	$33.0	$36.8
Interest Expense[3]	11.9	11.7	11.4	10.9

Total Debt Service	$27.9	$32.0	$44.4	$47.7
Debt Service per Unit Outstanding[1]	$0.72	$0.82	$1.14	$1.23
Per Unit Increase to Cash Available for Distribution from Notes Offering	$0.18	$0.28	$0.60	$0.69

[1]	Assumes common units outstanding as of December 31, 2012.
[2]	Assumes the 2012 credit facilities would be refinanced in the fourth quarter of 2017, before the required repayment of $181 million of principal at final maturity.
[3]

Interest rate forecast for the 2012 credit facilities is based on the 3-month forward curve for LIBOR and Rentech Nitrogen’s interest rate swaps fixing LIBOR at 1.3% on approximately $45 million of principal through 12/31/15.

Proceeds from the notes offering are expected to provide the funding anticipated to complete all of Rentech Nitrogen’s announced expansion and major maintenance projects as follows:

($ in millions, estimated amounts)
Estimated East Dubuque Facility Capital Expenditures:
Remaining expenditures related to ammonia production and storage capacity expansion project	$42.0
Nitric acid project	2.0
Estimated Pasadena Facility Capital Expenditures:
Power generation project	30.0
Ammonium sulfate debottlenecking and production capacity project	6.0
Sulfuric acid converter replacement	18.0

Total Estimated Expenditures	$98.0

Rentech Nitrogen expects to retain approximately $5.7 million of cash proceeds, net of estimated fees and expenses of approximately $10 million for the offering of the notes, which will be used to fund a portion of expected maintenance capital expenditures at the Pasadena Facility in 2013 in addition to the sulfuric acid converter replacement identified above. The Partnership expects to incur non-cash debt extinguishment expenses of approximately $5.8 million in the second quarter of 2013 associated with the retirement of the 2012 credit facilities.

In conjunction with the offering of the notes, Rentech Nitrogen also arranged a new $35 million revolving credit facility that replaced in its entirety the $35 million revolving credit facility included as part of the retired 2012 credit facilities.

The Partnership has provided below in this press release an updated calculation of 2013 forecasted EBITDA and cash available for distribution.

	Forecasted for the Twelve Months Ending December 31, 2013
	East Dubuque Facility	Pasadena Facility	Partnership Level	Consolidated
Net Income	$103,500	$19,300	$(33,400)	$89,400
Add:				—
Net Interest Expense			17,500	17,500
Income Tax Expense			300	300
Loss on interest rate swaps			100	100
Loss on debt extinguishment			5,800	5,800
Depreciation and amortization	10,800	5,000	—	15,800

EBITDA	$114,300	$24,300	$(9,700)	$128,900
Plus: Non-cash compensation expense	—	—	2,500	2,500
Less: Maintenance capital expenditures[1]	(9,100)	(1,400)	—	(10,500)
Less: Net interest expense and debt service	—	—	(21,300)	(21,300)
Plus: Distribution of cash reserves	—	—	1,400	1,400

Cash available for distribution	$105,200	$22,900	$(27,100)	$101,000

Cash available for distribution, per unit	$2.71	$0.59	$(0.70)	$2.60

Common units outstanding	38,839	38,839	38,839	38,839

[1]	Excludes $15.8 million of maintenance capital expenditures at the Pasadena Facility funded by proceeds of the notes.

Disclosure Regarding Non-GAAP Financial Measures

EBITDA is defined as net income plus interest expense and other financing costs, loss on debt extinguishment, loss on interest rate swaps, income tax expense and depreciation and amortization, net of interest income. We calculate cash available for distribution as used in this table as EBITDA plus non-cash compensation expense, and less maintenance capital expenditures to the extent not funded by financing proceeds, net interest expense and debt service and distribution of cash reserves for working capital needs. EBITDA and cash available for distribution are used as supplemental financial measures by management and by external users of our financial statements, such as investors and commercial banks, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; and

•

our operating performance and return on invested capital compared to those of other publicly traded limited partnerships and other public companies, without regard to financing methods and capital structure.

EBITDA and cash available for distribution should not be considered alternatives to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and cash available for distribution may have material limitations as performance measures because they exclude items that are necessary elements of our costs and operations. In addition, EBITDA and cash available for distribution presented by other companies may not be comparable to our presentation, since each company may define these terms differently.

About Rentech Nitrogen, L.P.

Rentech Nitrogen (www.rentechnitrogen.com) was formed by Rentech, Inc. to own, operate and expand its nitrogen fertilizer business. Rentech Nitrogen’s assets consist of two fertilizer production facilities owned by its operating subsidiaries. Rentech Nitrogen’s East Dubuque Facility is located in the northwestern corner of Illinois, and uses natural gas as a feedstock to produce primarily anhydrous ammonia and urea ammonium nitrate solution for sale to customers in the Mid Corn Belt. Rentech Nitrogen’s Pasadena Facility is located in Pasadena, Texas along the Houston Ship Channel. Rentech Nitrogen is the largest producer of synthetic granulated ammonium sulfate fertilizer in North America, with sales in the United States and South America. The Pasadena Facility’s other products, which are sold domestically, include ammonium thiosulfate fertilizer and sulfuric acid. The facility uses ammonia and sulfur as its primary feedstocks.

Forward Looking Statements

This press release contains forward-looking statements about matters such as: the forecasted increase in cash available for distribution as a result of the notes offering, forecasted net income and expenses, and the projected costs of the expansion, capital improvements and maintenance projects. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements are set forth in Rentech Nitrogen’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech Nitrogen’s website at www.rentechnitrogen.com. The forward-looking statements in this press release are made as of the date of this press release and Rentech Nitrogen does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

Source: Rentech Nitrogen Partners, L.P.

Rentech Nitrogen Partners, L.P.

Julie Dawoodjee Cafarella

Vice President of Investor Relations and Communications

310-571-9800

ir@rnp.net